SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549
_____________

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	November 13, 2003 (November 12, 2003)

VitalStream Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	0-17020	87-0429944

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Jenner, Suite 100, Irvine, California		92618

(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code		(949) 743-2000

(Former Name or Former Address, if Changed Since Last Report)

Item 12.     Results of Operation and Financial Condition.

          On November 12, VitalStream Holdings, Inc. issued a press release announcing its financial results for the quarter ended September 30, 2003. The text of the press release is set forth beginning on the following page.

VITALSTREAM HOLDINGS REPORTS 68% INCREASE

IN THIRD QUARTER REVENUE

           IRVINE, Calif., November 12, 2003 - VitalStream Holdings Inc. (OTC:VSTH), the parent company of VitalStream, Inc., today announced record revenue for the quarter ended September 30, 2003.

           Revenue of $1,779,137 in the quarter ended September 30, 2003, reflects a 68% increase over the $1,061,723 in revenue recorded in the quarter ended September 30, 2002 and a 4.8 % sequential increase above the second quarter of this year. For the quarter ended September 30, 2003, VitalStream recorded a net loss of $175,774, representing a 67 % decrease compared to its net loss of $538,661 for the third quarter of fiscal 2002. Additionally, VitalStream's net loss for the third quarter of 2003 decreased 31 % as compared with its net loss of $255,988 for the second quarter of 2003.

           For the nine months ended September 30, 2003, VitalStream recorded revenues of $5,229,105, which represents a 104 % increase over the $2,566,044 in revenues for the comparable period of 2002.

           "We are pleased with the performance of VitalStream Holdings in the third quarter," said Paul Summers, President and CEO. "VitalStream continues to focus on its long term goal of profitability and revenue growth. In addition, we made good progress this quarter in terms of strengthening our balance sheet. We continue to look for additional product opportunities and partnerships to complement our content delivery business."

Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA)

           VitalStream has reported EBITDA (earnings/loss from continuing operations, excluding interest income (expense), income taxes, depreciation and amortization) of $21,664 for the quarter ended September 30, 2003. EBITDA is not a measure used in financial statements reported in accordance with generally accepted accounting principals, does not represent funds available for discretionary use and is not intended to represent cash flow from operations as measured under generally accepted accounting principles. EBITDA should not be considered as an alternative to net loss or net cash used in operating activities. VitalStream's calculation of EBITDA may not be comparable to the computation of similarly titled measures of other companies.

           VitalStream's management uses EBITDA as a measure of its operating performance. In addition, VitalStream believes that EBITDA may be useful to existing and potential creditors of VitalStream, and to any analysts and investors that follow VitalStream's performance, because it is one measure of the income generated that is available to service debt and capital leases. In addition, VitalStream's ability to prepay the $1.1 million in 7% convertible promissory notes issued on September 30, 2003 is contingent upon, among other things, its debt to EBITDA ratio being less than or equal to two. VitalStream's net loss from continuing operations for the quarter ended September 30, 2003 was $175,774. Reconciliation of net loss from continuing operations to EBITDA is as follows:

Net loss from continuing operations	$(175,774)
Depreciation and amortization	153,868
Interest expense, net	43,570
Income tax expense	-

EBITDA	$21,664

About VitalStream, Inc.

           VitalStream, Inc., a wholly-owned subsidiary of VitalStream Holdings, Inc. (OTC: VSTH) is a leading provider of products and services that enable the digital broadcast of audio and video content and other communications via the Internet. VitalStream provides audio and video streaming, Web conferencing, advanced media hosting, payment processing and consulting services. The company's unique mix of services and technology enable businesses to leverage the global reach of the Internet to distribute their media content to targeted audiences worldwide. For more information regarding VitalStream, Inc., call 800-254-7554 or visit the company's website at www.vitalstream.com.

Forward-Looking Statements

           This news release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Forward-looking statements may include statements addressing future financial and operating results of the Company. The following factors, among others, could cause actual results to differ materially from those described in any forward-looking statements: the risk that the Company's revenue may not continue to increase on a quarter over quarter basis because of a slower than projected growth in the demand for digital broadcast and streaming services, the risks that the Company's existing customers may cease to use the Company's services and/or may not use the Company's services at the projected rate, uncertainties regarding the future demand for our products and services generally, the inability of the Company to compete or the competitive advantage of companies that compete or may compete in our markets, the risk that the Company's operational efficiency may not continue to improve, the risk that the Company may be unable to obtain capital necessary to continue operations and fuel growth, the risk that the Company may experience technical or security problems that injure its business or increase its operating costs, and/or uncertainties regarding our ability to pursue our proposed business strategy. More detailed information about these factors and others is set forth in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for fiscal 2002. Such forward-looking statements speak only as of the date of this release. The Company is under no obligation (and expressly disclaims any obligation) to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

FINANCIAL SUMMARY

	UNAUDITED For the Three Months Ended September 30,

	2003	2002

	(all numbers in 000's, except per share data)

Revenue	$1,779	$1,062
Gross Profit	996	530
Loss From Operations	(149)	(528)
Net Loss	$(176)	$(539)
Loss Per Share	$(0.01)	$(0.02)
Weighted Average Shares Outstanding	30,927	22,364

	UNAUDITED For the Nine Months Ended September 30,

	2003	2002

	(all numbers in 000's, except per share data)

Revenue	$5,229	$2,566
Gross Profit	2,933	1,290
Loss From Operations	(546)	(1,816)
Net Loss	$(599)	$(1,740)
Loss Per Share	$(0.02)	(0.10)
Weighted Average Shares Outstanding	29,146	16,576

Investor Relations Contact:
Art Sida
asida@vitalstream.com

(949) 743-2000 Ext. 2087

SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on our behalf by the undersigned thereunto duly authorized.

VitalStream Holdings, Inc.

November 13, 2003	By:	/s/ Philip N. Kaplan

Date	Philip N. Kaplan Chief Operating Officer